Exhibit 10.30

February 25, 2004	Stephen A. Spearman, Ph.D., MBA Executive Vice President Chief Operating Officer, Pharmacopeia Drug Discovery, Inc.

VIA FEDERAL EXPRESS

Paul A. Bartlett, Ph.D.

Department of Chemistry

University of California

Berkeley, CA 94720 - 1460

Re:           Amendment to Consulting Agreement dated March 1993
Between Pharmacopeia, Inc. and Paul A. Bartlett

Dear Paul:

As we discussed during our recent telephone conversation, Pharmacopeia is pleased to acknowledge the automatic renewal of your above-referenced Consulting Agreement (“Consulting Agreement”) for another one-year term, which runs until March 31, 2005.  We also discussed and agreed to a reduction in your yearly cash compensation.  Therefore, by this letter, it is agreed that Section 2 of the Consulting Agreement shall be amended to reflect that your annual fee shall be reduced from $75,000 per annum to $36,000 per annum.  This Amendment shall take effect upon renewal of the Consulting Agreement on April 1, 2004 and shall remain in effect for any and all subsequent renewals unless further amended in writing by both parties.

For your convenience, I have enclosed two copies of this letter that have been signed by me.  Please countersign and date one of the letters and return it to me at your earliest convenience, retaining the other for your files.  Please do not hesitate to contact me should you have any questions or concerns.  I look forward to our upcoming SAB meeting and appreciate all of your support and guidance.

Sincerely yours,

/s/ Stephen A. Spearman
Stephen A. Spearman, Ph.D.

Accepted and Agreed to:

/s/ Paul A. Bartlett	3/1/04
Paul Bartlett	Date

Pharmacopeia, Inc. • P.O. Box 5350 • Princeton, New Jersey 08543-5350

609/452-3651 • spearman@pharmacop.com • 609/919-3863 (Fax)